Exhibit 4.1

FIRST AMENDMENT

TO

INDENTURE OF TRUST

and

FIRST SUPPLEMENTAL INDENTURE OF TRUST

by and between

PHEAA STUDENT LOAN TRUST I,

as Issuer,

and

MANUFACTURERS AND TRADERS TRUST COMPANY,

as Indenture Trustee and Eligible Lender Trustee.

PHEAA Student Loan Trust I: Student Loan Asset-Backed Notes

FIRST AMENDMENT

TO

INDENTURE OF TRUST

AND

FIRST SUPPLEMENTAL INDENTURE OF TRUST

This First Amendment to Indenture of Trust and First Supplemental Indenture of Trust (this “Amendment”), is executed as of this 30th day of June, 2004, by and between PHEAA STUDENT LOAN TRUST I, as Issuer (the “Issuer”) and MANUFACTURERS AND TRADERS TRUST COMPANY, as Indenture Trustee and Eligible Lender Trustee (“M&T” and, in its respective capacities, the “Indenture Trustee” and the “Eligible Lender Trustee”).

BACKGROUND:

A.  The Issuer and M&T entered into that certain Indenture of Trust dated as of December 1, 2003 (the “Master Indenture”) and that certain First Supplemental Indenture of Trust (the “First Supplement”) with respect to the PHEAA Student Loan Trust I Student Loan Asset Backed Notes Series 2003-1, dated as of December 1, 2003.

B.  The parties desire to amend the Master Indenture and First Supplement in accordance with Section 8.02 of the Master Indenture.

C.  The consent of the affected Noteholders was obtained as required.

NOW, THEREFORE, in consideration of the above premises and the mutual covenants and agreements contained herein, the parties hereto, and the Noteholders (by their written consent to the execution of this Amendment), intending to be legally bound hereby, do hereby agree as follows:

SECTION 1.  Definitions.

For purposes of this Amendment, unless the context clearly requires otherwise, all capitalized terms used herein but not defined herein shall have the respective meanings ascribed to such terms in the Master Indenture, if defined therein, or in the First Supplement, if defined therein.

SECTION 2.  The Amendment.

(a)  Subject to the conditions to issuance set forth in Section 2.08(b) of the Master Indenture, it is hereby acknowledged and agreed that, the Issuer may, from time to time, issue Additional Notes secured by the Trust Estate that, prior to the occurrence of an Event of Default, may be entitled to receive:

(i)  principal payments and/or allocations of principal (in each case, including but not limited to principal redemptions) at a time prior to, concurrently with, or after principal payments and/or allocations of principal to any Senior Notes, including but not limited to the Issuer’s Series 2003-1 Class A-2 and Class A-3 Student Loan Asset Backed Notes, any Subordinate Notes, including but not limited to the Issuer’s Series 2003-1 Class B-1 Student Loan Asset-Backed Notes, and any Junior Subordinate Notes; and

(ii)  payments of interest, the allocation of which shall be determined concurrently (in all material respects) with interest upon the Issuer’s other Senior Notes, Subordinate Notes, or Junior Subordinate Notes, as applicable, at any time Outstanding, but which may be paid upon different dates in accordance with the terms of such Notes; and

provided, however, that

(1)  nothing contained in this Section 2(a) shall affect the respective rights of any Outstanding Notes or Additional Notes in the Trust Estate upon the occurrence of an Event of Default; and

(2)  no Additional Notes will be issued that, absent the existence of an Event of Default, are entitled to receive principal payments and/or allocations of principal (in each case, including principal redemptions) on any Quarterly Distribution Date or Monthly Allocation Date until principal has first been paid or allocated, as applicable, to the Series 2003-1 Class A-1 Notes, in the amount of the Class A-1 Principal Distribution Amount in accordance with the First Supplement.

(b)  The following definition is hereby added:

“Additional Notes” shall mean any Senior Notes, Subordinate Notes or Junior Subordinate Notes duly issued and authenticated pursuant to the Master Indenture and a related Supplemental Indenture at any time after December 10, 2003.

SECTION 3.  Binding Effect of Amendment.

Upon execution of this Amendment, the Master Indenture and the First Supplement shall be modified and amended in accordance herewith and the respective rights, limitations, obligations, duties, liabilities and immunities of the Issuer, the Eligible Lender Trustee, the Indenture Trustee and the Noteholders, shall be determined in conjunction with the provisions of the Master Indenture and the First Supplement as amended by this Amendment.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and all such provisions shall, in addition, inure to the benefit of the Owner Trustee and the related Holders of Obligations. The rights of such Persons shall hereafter be determined, exercised and enforced subject in all respects to the modifications and amendments herein contained, and all the terms and conditions of this Amendment shall be part of the terms and conditions of the Master Indenture and First Supplement for any and all

purposes. Except as otherwise expressly modified by this Amendment, the provisions of the Master Indenture and First Supplement are hereby ratified, approved and confirmed.

SECTION 4.  Governing Law.

This Amendment shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania, without regard to the conflict of laws provisions thereof.

SECTION 5.  Severability of Provisions.

If one or more of the provisions of this Amendment shall be for any reason whatsoever held invalid or unenforceable, such provisions shall be deemed severable from the remaining covenants, agreements and provisions of this Amendment and shall in no way affect the validity or enforceability of such remaining provisions with respect to the rights of any parties hereto or the rights of the Owner Trustee or any Holders of Obligations.

SECTION 6.  Section Headings.

The section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

SECTION 7.  Counterparts.

This Amendment may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective officers all as of the day and year first above written, and this Amendment shall be effective as of June 30, 2004.

PHEAA STUDENT LOAN TRUST I
as Issuer
BY:	Wachovia Bank of Delaware, National Association, not in its individual capacity, but solely as Owner Trustee

By
Name:
Title:

MANUFACTURERS AND TRADERS TRUST COMPANY
as Indenture Trustee and Eligible Lender Trustee,

By
Name:
Title:

PENNSYLVANIA HIGHER EDUCATION ASSISTANCE AGENCY,
as Servicer, hereby
acknowledges the foregoing Amendment

By
Name:
Title: